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                                                                    EXHIBIT 10.3

                          RETIREMENT BENEFIT AGREEMENT

     THIS AGREEMENT dated this 19th day of April, 2002, between Burlington Northern Santa Fe Corporation (hereinafter referred to as the "Company") and Mr. Matthew K. Rose (hereinafter referred to as "Mr. Rose").


                               W I T N E S S E T H

     WHEREAS, in consideration of Mr. Rose's service, the Company desires to provide Mr. Rose with benefits upon retirement to be calculated in the manner and provided under the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Mr. Rose agree as follows:

     1. Upon retiring pursuant to the Normal Retirement or Early Retirement provisions of the Burlington Northern Santa Fe Retirement Plan (hereinafter referred to as the "Plan"), Mr. Rose will be entitled to the following retirement benefits:

     (a) A Normal Retirement Benefit, or reduced Early Retirement Benefit, calculated in accordance with Plan provisions in effect on the date of his termination, and payable out of Plan assets in accordance with the Plan terms and, if entitled thereto by the provisions of the Burlington Northern Santa Fe Supplemental Retirement Plan (the "Supplemental Plan"), an additional benefit payable out of the general assets of the Company; and

     (b) An extra retirement benefit (hereinafter referred to as the "Retirement Supplement") payable in the same form and on the same dates and for the same period during which benefits are paid under the Supplemental Plan out of the general assets of the Company equal to the amount described in subparagraph (i) below minus the amount described in subparagraph (ii) below, calculated as follows:

          (i) 2.2% of Plan Compensation for each of the first 14 years of Benefit Service, plus
               2.5% of Plan Compensation for each of the next 3 years of Benefit Service, plus
               3.0% of Plan Compensation for each of the next 3 years of Benefit Service, plus
               3.5% of Plan Compensation for each of the next 4 years of Benefit Service,

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               subject to a maximum benefit equal to 61.3% of Plan Compensation, which will be achieved after 24 years of Benefit Service.

               For purposes of computing the benefit described above:

               Plan Compensation shall mean Plan Compensation as defined in
               Section 2.16 of the Plan, except that "36" shall be substituted for "60" wherever such figure appears;

               Plan Compensation shall be based on Compensation as defined in
               Section 2.08 of the Plan, provided, however, that the compensation limitations of Section 401(a)(17) of the Internal Revenue Code shall not be taken into account and further provided that Plan Compensation shall include any participant contributions under a non-qualified deferred compensation arrangement, compensation foregone in exchange for a Company stock award as set forth in Schedule A to the Supplemental Plan or any other such compensatory arrangement as may be established by the company as set forth in Schedule A to the Supplemental Plan; and

               Benefit Service shall mean Benefit Service as defined in Section
               4.02 of the Plan.

               The benefit described above shall be calculated in accordance with Plan provisions in effect on the date of Mr. Rose's retirement with regard to Forms of Retirement Benefits and Early Retirement Reduction. For purposes of the Early Retirement Reduction, Mr. Rose shall be treated as if he would have completed 30 years of Benefit Service on his 62nd birthday.

          minus

          (ii) The sum of Mr. Rose's Normal Retirement Benefit, or reduced Early Retirement Benefit, as calculated in Section 1(a) of this Agreement plus the Railroad Retirement Benefit Amount. The Railroad Retirement Benefit Amount is the unreduced monthly Railroad Retirement benefit for which Mr. Rose is eligible, assuming he applied for and did not voluntarily disqualify himself from receiving such benefit on the earliest date on which he could receive such benefit, provided, however, that if Mr. Rose retires at a time when he is not eligible for unreduced Railroad Retirement benefits the Railroad Retirement Benefit Amount shall be adjusted in the same manner as the Retirement Supplement described in Section 1(b)(i) above.

     (c)  The Retirement Supplement to be provided to Mr. Rose pursuant to
          Section 1(b) will be forfeited if Mr. Rose voluntarily terminates his employment with the Company


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          without the Company's consent prior to the completion of five years of continuous employment after the date of this Agreement or if Mr. Rose is terminated by the Company for Cause (defined below), but shall not be forfeited if Mr. Rose voluntarily terminates his employment with the Company after the completion of five years of continuous employment after the date of this Agreement or if Mr. Rose's employment with the Company terminates by reason of his death or disability or termination by the Company without Cause. For purposes of this Section 1(c), "Cause" shall mean (i) the willful and continued failure by Mr. Rose to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging by Mr. Rose in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, by Mr. Rose not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     2. Nothing contained herein shall confer any right upon Mr. Rose for continued employment by the Company, or any affiliate or subsidiary of the Company.


     3. In the event of a Change in Control, as defined in BNSF's trust agreement relating to BNSF's obligations under certain deferred compensation, retirement commitments and supplemental retirement plans, prior to Mr. Rose's attainment of age 55, then the forfeiture provisions of Section 1(c) above shall not apply and, for purposes of computing the amount described in Section 1(b)(i) above, Mr. Rose's Benefit Service shall be determined by adding the lesser of
(i) 36 months or (ii) the number of months remaining until Mr. Rose's 55th birthday to the Benefit Service as defined in Section 4.02 of the Plan. If Mr. Rose is entitled to and receives extra retirement benefits in the event of a Change in Control (as defined above) pursuant to the terms of a severance or change in control agreement other than this Agreement (hereinafter referred to as "Change in Control Benefits") which are equal to or greater than the Retirement Supplement in the event of a Change in Control under this Agreement, then the first sentence of this paragraph shall have no force or effect. If Mr. Rose is entitled to Change in Control Benefits which are less than the Retirement Supplement in the event of a Change in Control described in this Agreement, then Mr. Rose shall be entitled to the difference between the Retirement Supplement in the event of a Change in Control described in this Agreement and such Change in Control Benefits.

     4. The Company retains the right to withhold from payments due hereunder amounts deemed by the Company to be required to be withheld under income or other tax laws of any jurisdiction.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                    BURLINGTON NORTHERN SANTA FE
                                                    CORPORATION

                                                    By:  /s/ Gloria Zamora
                                                         -----------------------

[Corporate Seal]
ATTEST:

-----------------------
           Secretary

                                                    /s/ Matthew K. Rose
                                                    ----------------------------
                                                    MATTHEW K. ROSE


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